Exhibit 99.2

Consent of J. Robert Kerrey

I hereby consent to being named as a person who will be appointed as a member of the board of directors of Genworth Financial, Inc. (the “Company”), as contemplated in the Company’s Registration Statement on Form S-1, filed by the Company with the Securities and Exchange Commission on April 30, 2004, as the same may be amended from time to time.  I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated:  April 13, 2004

/s/ J. ROBERT KERREY
J. Robert Kerrey